Exhibit 99.1

IMMEDIATE

Contact:	Edward Barbini
914-499-6565
barbini@us.ibm.com

IBM ELECTS TWO NEW MEMBERS TO ITS BOARD OF DIRECTORS

ARMONK, N.Y., July 29 2014 . . . The IBM (NYSE: IBM) board of directors today elected Alex Gorsky and Peter R. Voser to the board.  Alex Gorsky, 54, is chairman and chief executive officer of Johnson & Johnson (NYSE: JNJ), and his election to the board will take effect on September 1, 2014.  Peter R. Voser, 55, a Swiss national, is the retired chief executive officer of Royal Dutch Shell plc (NYSE: RDS.A).  His election to the board will take effect on January 1, 2015.

Ginni Rometty, IBM chairman, president and chief executive officer, said:  “We are delighted that Alex and Peter will be joining the IBM board of directors.  Both are accomplished international business leaders.  Alex and Peter each have deep and successful experience running information-intensive global enterprises and both are well known as pacesetters in innovation.  Their expertise and insights will be extremely beneficial to IBM and our shareholders.”

After the elections of Mr. Gorsky and Mr. Voser take effect, the IBM board will have a total of 14 members.

Alex Gorsky

Mr. Gorsky is chairman of the board of directors, chief executive officer and chairman of the executive committee of Johnson & Johnson.  Mr. Gorsky was named Johnson & Johnson’s chief executive officer, chairman of the executive committee and joined its board of directors in April 2012.  He was later named chairman of the board of directors of Johnson & Johnson in December 2012.  Prior to being named chief executive officer, Mr. Gorsky held multiple executive positions with Johnson & Johnson, including company group chairman for Ethicon, worldwide chairman of the Surgical Care Group, and worldwide chairman of the Medical Devices and Diagnostics Group.

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Mr. Gorsky also serves on the boards of the Travis Manion Foundation and the Congressional Medal of Honor Foundation.

Mr. Gorsky holds a bachelor’s of science degree from the U.S. Military Academy in West Point, N.Y. and a master’s in business administration from The Wharton School of the University of Pennsylvania.

Peter R. Voser

Mr. Voser is retired chief executive officer of Royal Dutch Shell plc, a global energy and petrochemicals company headquartered in the Netherlands and incorporated in the United Kingdom.  Mr. Voser joined Royal Dutch Shell in 1982 and subsequently held various executive positions until 2002.  Between 2002 and 2004, Mr. Voser served as chief financial officer and executive committee member of the Asea Brown Boveri Group of Companies, headquartered in Zurich.  Mr. Voser returned to Royal Dutch Shell in 2004, holding the position of chief financial officer from 2004 to 2009 and chief executive officer from 2009 until his retirement in 2013.

Mr. Voser serves as a director of Roche Holding Ltd, a Swiss pharmaceuticals and diagnostics holding company, and has been appointed to the board of the Singapore-based investment company Temasek Holdings, effective January 1, 2015.  He is also a member of the Business Council USA and the board of directors of the Peterson Institute for International Economics.  Mr. Voser serves as chairman of the board of St. Gallen Foundation for International Studies and the chairman of Catalyst, a non-profit organization that aims to build inclusive environments and expand opportunities for women in business.

Mr. Voser holds a degree in business administration from the University of Applied Sciences, Zürich.

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